UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 11, 2013

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (212) 381-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 11, 2013, PVH Corp. (the “Company”) commenced certain actions in connection with its plans to achieve savings and synergies arising out of its acquisition of The Warnaco Group, Inc. (“Warnaco”).  The actions that were commenced consisted of notifying the employees in Warnaco’s Florence, Italy office that the office is expected to be closed by the end of the calendar year and most employees would not be offered employment elsewhere.  On March 12, 2013, employees at Warnaco’s Duncansville and Huntingdon, Pennsylvania facilities were notified that their employment will be terminated at various times commencing in the third quarter of 2013 and the facilities closed on March 31, 2014 and September 6, 2013, respectively.  Notices of termination of employment were given to employees in Warnaco’s New York City, Milford, Connecticut, Hong Kong and other far east locations on March 13 to 15, 2013.  The Company expects to undertake additional actions, including additional headcount reductions and the possibility of additional facility closings, in the United States and abroad.  The employment termination effective dates will commence March 15, 2013 and are expected to continue through February 13, 2015, with most terminations to become effective during the second half of 2013 and the first quarter of 2014.  Total terminations worldwide are currently estimated at approximately 900 to 1,000, although certain positions will be replaced in other Company offices.

The Company does not yet have an estimate of the charges that it will incur under ASC 420, Exit or Disposal Cost Obligations (formerly paragraph 8 of FASB Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities).  As  previously disclosed, the Company estimates it will  incur one-time costs of approximately $175 million over three years to achieve the planned savings and synergies, not all of which will be incurred under ASC 420.  The Company will amend this current report on Form 8-K to provide the information required by paragraphs (b), (c), and (d) of Item 2.05 of Form 8-K at such time as it can be estimated.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By:	/s/ Mark D. Fischer
Mark D. Fischer
Senior Vice President

Date: March 15, 2013